[INSPIRE LOGO]

For Immediate Release

Contacts: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219 Thomas R. Staab, II Chief Financial Officer (919) 941-9777, Extension 267	EURO RSCG Life NRP Mark Vincent (212) 845-4239

INSPIRE REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

— Company provides Corporate Update —

DURHAM, NC – November 4, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today reported financial results for the third quarter and nine months ended September 30, 2004.

Total revenues for the third quarter of 2004 were $3.8 million compared to no revenue for the third quarter of 2003. Total revenues for the first nine months of 2004, which related to product co-promotion revenue, were $7.3 million as compared to $5.2 million of total revenues from collaborative research agreements in the same 2003 period.

Product revenue reflected the Company’s third quarter of co-promotion revenue from Elestat™ and the second full quarter of co-promotion revenue from Restasis®. During the third quarter, the Company achieved its 2004 net sales target for Elestat, as specified in its co-promotion agreement with Allergan (NYSE: AGN), and recognized all previously deferred Elestat revenue of $661,000.

Operating expenses for the third quarter of 2004 totaled $14.3 million, as compared to $8.3 million for the same period in 2003. The increase in third quarter 2004 operating expenses, as compared to 2003, was primarily due to a $5.1 million increase in selling and marketing expenses to support the marketing and promotion of Elestat and Restasis. Operating expenses for the nine months ended September 30, 2004 were $40.4 million, as compared to $28.0 million for the same period in 2003.

For the quarter ended September 30, 2004, the Company reported a net loss of $10.2 million, or ($0.28) per share, as compared to a net loss of $7.9 million, or ($0.25) per share, for the same period in 2003. Net loss for the nine months ended September 30, 2004 was $32.3 million, or ($0.96) per share, as compared to a net loss of $22.3 million, or ($0.74) per share, for the same period in 2003. Cash, cash equivalents and investments totaled $121.0 million at September 30, 2004.

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

Commenting on the results, Christy L. Shaffer, Ph.D., Chief Executive Officer, stated, “Inspire has had a very productive quarter, making significant gains in our commercial operations and progress in our development programs. Our sales force made a positive impact in sales of Restasis and Elestat, making Elestat the second most prescribed allergic conjunctivitis product among eye care professionals and allergists that Inspire targets. On the scientific front, we made progress on our Phase 3 study of diquafosol in dry eye patients, moved forward in our additional Phase 2 work on our Cystic Fibrosis drug candidate and advanced INS50589 Cardiovascular toward an Investigational New Drug (IND) filing and initiation of a Phase 1 trial by year end 2004. We are excited about the future of Inspire and believe we have the team and resources to capitalize on the many opportunities ahead.”

Recent highlights through November 4, 2004:

Corporate

•	Completed a successful public common stock offering, raising $77.1 million in net proceeds;
•	Appointed Barry G. Pea as Executive Vice President of Corporate Development and General Counsel;

Research & Development

•	Completed patient enrollment in a confirmatory Phase 3 trial for diquafosol in dry eye patients;
•	Assisted Allergan in initial meetings with regulatory agencies in Europe regarding registration of diquafosol;
•	Presented additional data at the annual North American Cystic Fibrosis Conference on Inspire’s Phase 2 trial of INS37217 Respiratory;
•	Met with the FDA to confirm plans for toxicology and additional Phase 2 work on INS37217 Respiratory;
•	Conducted a pre-Investigational New Drug (IND) meeting with the FDA for Inspire’s platelet aggregation inhibitor program (INS50589 Cardiovascular); and

Sales & Marketing

•	Continued to increase market share of Elestat, achieving approximately 15% of new prescription volume in Inspire’s target universe (the top 200 prescribing eye care professionals and allergists in each of Inspire’s 64 U.S. sales territories) for the week ending October 1, 2004, based on National Prescription data from IMS Health.

Inspire will host a conference call and live webcast to discuss these results on Thursday, November 4th at 10:00 AM ET (revised time). To access the conference call, U.S. participants may call (877) 780-2276. International participants may call (973) 582-2757. A live web cast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until November 18, 2004. To access this replay, U.S. participants may call (877) 519-4471. International participants may call (973) 341-3080. The replay pass code is 4609999.

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:

Revenue from product co-promotion	$3,791	$—	$7,348	$—

Collaborative research agreements	—	—	—	5,200

Total revenue	3,791	—	7,348	5,200

Operating expenses:

Research and development	6,762	6,225	17,318	22,235

Selling and marketing	5,529	398	16,665	826

General and administrative	2,035	1,652	6,369	4,986

Total operating expenses	14,326	8,275	40,352	28,047

Loss from operations	(10,535)	(8,275)	(33,004)	(22,847)

Other income (expense):

Interest income	422	386	1,010	916

Interest expense	(37)	(13)	(78)	(36)

Loss on investments	—	(40)	(198)	(340)

Other income	385	333	734	540

Net loss	$(10,150)	$(7,942)	$(32,270)	$(22,307)

Basic and diluted net loss per common share	$(0.28)	$(0.25)	$(0.96)	$(0.74)

Common shares used in computing basic and diluted net loss per common share	36,767	31,758	33,566	30,083

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	September 30, 2004 (Unaudited)	December 31, 2003
Cash, cash equivalents and investments	$121,018	$75,166
Receivable from Allergan	2,955	—
Working capital	112,955	66,231
Total assets	129,123	79,678
Deferred revenue	—	—
Total stockholders’ equity	116,747	71,052
Shares of common stock outstanding	38,958	31,847

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4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797